Exhibit 10.22
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release is entered into by and between Shirley Tafoya (“Employee”) and Travelzoo Inc., (“Employer”) (collectively referred to herein as “the Parties”).

I. RECITALS
1.1.    Employee was employed by Employer in the position of President, North America pursuant to a written employment agreement dated August 4, 2010 (the “Employment Agreement”).
1.2.    Pursuant to the provisions of the Employment Agreement, Employee was notified on September 12, 2014 that employment with Employer would terminate and that Employee’s services would not be required effective immediately. Employee has been paid in full Employee’s wages and any unused vacation time through September 12, 2014 (the “Termination Date”), less deductions required by law, in accordance with Employer’s customary payroll practices.
1.3.    In consideration of Employee’s service, to assist in her transition to new employment and for a broad release of all claims against Employer, Employer offered Employee severance pay, subject to the terms and conditions set forth below.
ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:
II. AGREEMENTS
2.1.    Severance Payment. Subject to Employee’s execution and fulfillment of Employee’s obligations, promises and covenants contained in this Agreement (as well as the Employment Agreement as referenced herein), Employer (provided this Agreement has not been revoked) will pay Employee's counsel $208,500 on January 5, 2015 to such attorney-client trust account as may be designated in writing by Employee's attorneys at Allred, Maroko & Goldberg, plus $342,000, less applicable taxes and such withholdings as may be required for Employer to withhold the total amount required by applicable law for all payments hereunder (“Severance Payment”) to be paid in twenty-four equal installments beginning on the next payroll date following the end of the Revocation Period set forth in Section 2.18 of this Agreement, in accordance with Employer’s customary payroll practices.
2.2    Benefits. Employer will pay the Employer portion of Employee’s group health insurance through September 30, 2014. Employer will not contest Employee’s eligibility for unemployment benefits after the Termination Date.

2.3     Non‑Disparagement. Employee agrees that she will not directly or indirectly, publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage Employer or Employer’s business, senior executives or officers, whether such information is acquired during or after her employment with Employer. In addition, Employee agrees that she will not make any remarks which may damage or discredit the reputation of Employer’s products, or otherwise adversely affect the goodwill of its business, or be harmful to its business relationships. Employer agrees that its executives and senior level managers will not defame or disparage Employee.
Employer agrees that in response to all employment reference checks concerning Employee, Employer will confirm the dates of employment, title, and rate of pay of Employee and provide no additional information with regard to employee references, in accordance with Employer’s policy.

2.4    General Release. In consideration for the payments and benefits the Employee receives under this Agreement, and subject only to Section 2.6 , Employee, on behalf of herself, her heirs, spouse, dependents, estate, executors, administrators, successors and assigns, unconditionally, irrevocably and absolutely releases and forever discharges Employer, its parent, subsidiaries and affiliates, and each of its respective past, present and future shareholders, officers, directors, employees, agents, insurers, attorneys and parent, affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, disputes, charges, actions, rights, damages, costs, losses, liabilities, expenses, suits of any type (whether in law or equity), compensation and other legal responsibilities, known or unknown, of any kind, which Employee may own or hold against any of the Released Parties at any time. The release of claims under this Section is intended to be as broad as the law allows. The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment (including, but not limited to any of Employer’s actions which lead to her termination), whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof. This release applies, without limitation, to all such claims arising under any federal, state, common law or local law, including but not limited to any and all claims for employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act; the Older Worker’s Benefit Protection Act, the Equal Pay Act, the Sarbanes-Oxley Act, the Americans with Disabilities Act of 1990, the California Fair Employment & Housing Act, the California Family Leave Act, the California Labor Code or any other state, federal or local statute or regulation applicable to Employer, including any claim for intentional or negligent infliction of emotional distress, physical injury, violation of any public policy, breach of any implied or express contract, breach of the implied covenant of good faith or fair dealing, privacy violations, defamation, any claim for stock options, any claim for wrongful termination, fraud, intentional or negligent misrepresentation, and all other legal and equitable causes of action whatsoever and all remedies for such claims. Employee certifies that as of the date of this Release, she has reported all accidents, injuries or illnesses relating to or arising from her employment with the Employer.
2.5    Unknown Claims. Employee understands that the release set forth in Section 2.4 above includes claims which Employee knows about and claims Employee may not know about. Employee understands and agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, and all rights under Section 1542 of the California Civil Code are hereby expressly waived. Employee expressly waives any rights under California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in HIS OR her favor at the time of executing the release which if known by HIM OR her must have materially affected her settlement with the debtor.
For purposes of Section 1542, “creditor” refers to Employee and “debtor” refers to the Released Parties.
2.6    Claims Not Affected by Release. This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law. This Release does not prohibit the filing of a charge with or participating in an investigation by the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local government agency, but does prohibit any award of damages to Employee or financial recovery by Employee. This Release also does not apply to claims under the Age Discrimination and Employment Act that arise after the date Employee signs this Agreement.

2.7    Agreement Not To Sue and Warranty. Employee promises that she has not and will not file any suit, charge, complaint, grievance, action or other proceeding with any federal, state or local agency, court, organization, judicial forum or other tribunal asserting any claim that is released in Section 2.4 above, and warrants that she has not assigned to any other person or entity the right to file any claims that are released in Section 2.4 above, nor will she permit any person, group of persons, or organization to take such action on her behalf.
2.8    Non‑Admissions. It is understood that by offering or entering into this Agreement, neither Employee nor Employer has admitted any liability or wrongdoing whatsoever. No final findings or final judgments have been made and Employee does not purport and will not claim to be prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for breach of the terms contained herein.
2.9    Return of Property. During employment, Employee acknowledges that she was entrusted with access to confidential Company information concerning such things as the identities, needs and preferences of customers and prospects, financial reports, business plans, sales and marketing strategies, product designs and specifications, personnel files, and other proprietary information belonging to the Company. Employee promises to keep all such information confidential and not to use or disclose it for any purpose after termination. Employee also agrees to return all of Employer’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computer, and other company or customer documents, products or property which she has received in the course of her employment, or which reflect in any way any confidential or proprietary information of Employer. For the avoidance of doubt, Employee agrees to return all of Employer’s confidential and/or proprietary and trade secret information, including but not limited to, company manuals, handbooks, customer lists, training manuals, checklists, programs and any other materials accessed through the Employer’s network.

2.10    Prior Agreements. Nothing in this Agreement shall be deemed to relieve Employee of any of Employee’s obligations and covenants as set forth in Sections 5, 6 and 11 of the Employment Agreement.
2.11    Confidentiality of Severance Offer and Benefits. Except to the extent required by law (e.g., to submit a tax return or compliance with a lawful subpoena), Employee warrants that she has not disclosed, and promises that she will not disclose, the offer or payment of severance benefits for any reason to any person other than members of her immediate family and professional representatives, who shall be informed of and bound by the same promise of confidentiality.
2.12    Consequences of Violation of Agreement. If either party violates her or its promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party’s attorneys’ fees and costs in defending against the claim or enforcing the terms of this Agreement. In addition, if Employee breaches her promises in this Agreement or her obligations and covenants set forth in Sections 5, 6 and 11 of the Employment Agreement, Employer shall have the right to cease paying the Severance Payment under this Agreement and to recover any portion of the Severance Payment previously paid to Employee.
2.13    Reemployment or Reinstatement: Employee hereby waives any right to and agrees not to apply or reapply for employment and agrees that Employer has no obligation, contractual or otherwise, to rehire, reemploy or recall her in the future. The existence of this Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.
2.14    Entire Agreement. This Agreement sets forth all agreements and understandings between Employee and Employer and supersedes any prior agreements, understandings or promises between them, except for Sections 5, 6 and 11 of the Employment Agreement. Employee acknowledges that she has not relied on any inducements that are not set forth herein.
2.15    Governing Law/Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereto agree to submit any disputes hereunder to mediation in accordance with 11(a) of the Employment Agreement before any action is filed in any arbitration or court. The parties hereto agree to submit any disputes hereunder to arbitration in accordance with 11(a) of the Employment Agreement. If such arbitration clause is found to be limited or unenforceable to any extent, the Court and any arbitrator shall enforce such clause to the full extent permitted by applicable law and it shall not be invalidated.
2.16    Severability. If any term, provision, or portion of this Agreement is held unenforceable by any tribunal, it shall be deemed automatically adjusted to the extent necessary to conform to the requirements for validity as declared at such time and, as adjusted, shall be deemed a provision of this Agreement as if originally included herein. In the event that an invalidated provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as if it had never been included herein. In either case, the remaining provisions shall remain in full force and effect.
2.17    Consultation with Attorney. Employee is aware of and acknowledges that she has the right, at Employee’s expense, to consult with an attorney before signing this Agreement, has been advised in writing to do so, and has done so to the extent desired. Employee acknowledges , that she has had a reasonable period of time in which to consider the terms of this Agreement, and she has specifically consulted (or has the opportunity to consult) her attorneys regarding this Release and all of its terms. Employee specifically acknowledges that she was counseled by a representative of Employer to seek the advice of counsel concerning this Agreement and its meaning and effect.

2.18    Time for Consideration and Employee’s Right to Review Agreement. Employee acknowledges that she has been given a period of twenty-one (21) days to consider whether to sign this Agreement, and that she can use as much or as little of this period as she chooses. In the event Employee elects to execute this Agreement before the end of the twenty-one (21) day review period provided to Employee and thereby waive the remainder of the twenty-one (21) day review period, Employee does so knowingly and voluntarily, and Employee acknowledges and represents that the Company has not in any way coerced Employee to do so or otherwise threatened to withdraw or alter the Company’s offer of severance pay set forth in this Agreement before the expiration of such twenty-one (21) day period.

In addition, after Employee signs the Agreement there is a seven (7) day revocation period. The Parties acknowledge and understand that this Agreement shall not take effect until seven (7) days after the signing of the Agreement, during which time the Employee may revoke the Agreement by delivering a written notice specifically stating Employee’s desire to revoke the Agreement to the Company c/o Gretchen Johnson, 590 Madison Avenue, 37th Floor, New York, New York 10022. Notice must be received by the Company no later than midnight (Eastern Time) on the seventh day following signature of Employee of this Agreement. Employee further acknowledges that she has carefully read and fully understands all of the provisions of this Agreement and is freely elected to sign this Agreement on the date set forth below. The signed Agreement must be delivered to Travelzoo Inc., Attention: Gretchen Johnson, SVP, HR by fax at (212) 484-4944 or by email at gjohnson@travelzoo.com. If Employee fails to sign and return this

Agreement within the time allowed, it shall not be effective or enforceable and Employee will not receive the Severance Payment described in Section 2.1. If Employee signs this Agreement within the time allowed, it shall be enforceable and irrevocable. Employee hereby acknowledges that her execution of this Agreement and release is made knowingly and that she has been advised of and afforded the proper time for consideration of this Agreement and Release.

2.19    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

EMPLOYEE ACKNOWLEDGES THAT SHE HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT AND ALL OF ITS TERMS AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW HER NAME. SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. SHE FURTHER ACKNOWLEDGES THAT SHE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT HER AGREEMENT IS NOT THE RESULT OF ANY FRAUD, DURESS, COERCION, PRESSURE OR UNDUE INFLUENCE EXERCISED BY OR ON BEHALF OF EMPLOYER, THAT SHE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT SHE HAS HAD THIS AGREEMENT REVIEWED BY HER ATTORNEY AND TAX ADVISOR, OR HAS BEEN GIVEN THE OPPORTUNITY BY EMPLOYER TO DO SO.

Shirley Tafoya	TRAVELZOO INC. Print Name:________________________ Title: ________________________
Date Signed	Date Signed